Exhibit 10.8

Yue (Guangdong) Government Procurement Letter [2021] No. 1618

Guangdong Provincial Government Procurement Contract

Procurement No.:	M4400000707011029

Project Name:	17th China International Small and Medium Enterprises Fair Admission Information Collection Project

Contract

Party A:	China International Small and Medium Enterprises Fair Organization Bureau
Tel:	020-83137650
Fax:	020-83137645
Address:	29 / F, Yuecai Building, 483 Dongfeng Zhong Road, Guangzhou City, Guangdong Province, China
Party B:	3e Network Technology Company Limited
Tel:	020-38909042
Fax:
Address:	Room 701-702, Block A, Sun Yat-sen University Science Park, No. 135, Xingang West Road, Haizhu District, Guangzhou, China

According to the procurement results of the Admission Information Collection Project for the 17th China International Small and Medium Enterprises Fair, in accordance with the provisions of the Civil Code of the People’s Republic of China, and after mutual consultation, both parties agree to enter into this contract based on the principles of equality, mutual benefit, and good faith, as follows:

I. Contract Amount

The contract amount (including taxes) is (in words): [***] RMB (¥[***]). This amount represents the full consideration to be paid by Party A to Party B for all services provided under this contract. Party A is not obligated to pay any additional fees to Party B beyond those stipulated in this contract.

II. Scope of Services

The 17th China International Small and Medium Enterprises Fair is jointly organized by the Ministry of Industry and Information Technology, the State Administration of Market Supervision, and the People’s Government of Guangdong Province, with the United Nations Industrial Development Organization and the Ministry of Commerce of Thailand as the main guests. The fair covers an exhibition area of approximately 110,000 square meters with a total of 3,500 booths. The main exhibition will take place from September 16th to 19th at the Canton Fair Complex in Guangzhou, covering an area of about 80,000 square meters and featuring 2,500 booths. The exhibition includes various sections, such as the Guest of Honor’s exhibition, International exhibition, Hong Kong, Macao, and Taiwan exhibition, provincial and municipal exhibitions (including the “Specialty and Innovation” exhibition area), as well as professional exhibitions in industrial products, industrial design, and industrial internet. Party A has engaged Party B to provide services related to the admission information system collection, WeChat registration, document production, and distribution during the main exhibition period of the 17th China International Small and Medium Enterprises Fair. The project details are as follows:

1. Project Service Period: September 13th to 15th, 2021 (Preparatory Period) and September 16th to 19th, 2021 (Main Exhibition Period).

2. Project Contract Amount: RMB [***] (including taxes).

3. Project Service Location: China Import and Export Fair (Canton Fair) Complex, Area B, utilizing 8 halls, namely Hall 9.2, Hall 9.3, Hall 10.2, Hall 10.3, Hall 11.2, Hall 11.3, Hall 12.2, and Hall 13.2.

Exhibition Period:	September 13th - 14th: 9:00 AM - 5:00 PM September 14th - 15th: 9:00 AM - 9:00 PM
Development Period:	September 16th: 7:00 AM - 5:00 PM September 17th - 18th: 9:00 AM - 5:00 PM September 19th: 9:00 AM - 1:00 PM
Withdrawal Period:	September 19th: 1:00 PM - 8:00 PM

1. In accordance with the principle of a real-name system, collect and organize the identification information of participants for the 17th China International Small and Medium Enterprises Fair before the exhibition. This is to ensure the accuracy and authenticity of the identity information of individuals applying for admission documents, guaranteeing the completion of all entry documents (including personnel and vehicle permits) for the 17th China International Small and Medium Enterprises Fair within the timeframe specified by the purchaser. Additionally, professional visitor passes, visitor passes, and other documents will be generated electronically.

2. Following the purchaser’s requirements, produce and print a sufficient quantity of physical admission documents for the 17th China International Small and Medium Enterprises Fair, such as VIP cards, important guest cards, guest cards, secretariat work permits, exhibitor cards, press cards, interpreter cards, security cards, service personnel work permits, forum guest cards, professional exhibition work permits, and vehicle permits, all in accordance with the real-name principle. Ensure that the printed information and barcodes are clear and accurate. Organize and classify the documents based on barcode segments and deliver them promptly to the purchaser. VIP cards, important guest cards, guest cards, and secretariat work permits for the 17th China International Small and Medium Enterprises Fair will be made from PVC material with lanyard covers, while exhibitor cards and other documents will be produced using double-sided thermal paper with lanyard covers. All of these documents will include personal information printed in accordance with the real-name principle, ensuring accuracy and consistency. To streamline the entry process and enhance efficiency, domestic businesses and professional visitors will use electronic documents uniformly. This project is contracted as a comprehensive package, and in case the purchaser requires additional documents on short notice, they will be produced promptly and in accordance with the real-name principle.

3. Quantity and specifications of documents and related accessories:

Category	Name	Specific Requirements	Unit	Quantity
Document Production	VIP Card	PVC，9cm*13cm	Sheet	200
	Important Guest Card	PVC，9cm*13cm	Sheet	700
	Guest Card	PVC，9cm*13cm	Sheet	3000
	Secretariat Staff ID Card	PVC，9cm*13cm	Sheet	500
	Subtotal	PVC ID Cards	Sheet	4400
	Exhibitor Pass	Double-Sided Thermal Paper, 160g, 9cm*13cm	Sheet	8000
	Contractor Staff ID Card	Double-Sided Thermal Paper, 160g, 9cm*13cm	Sheet	800
	Press Pass	Double-Sided Thermal Paper, 160g, 9cm*13cm	Sheet	200
	Translation Pass	Double-Sided Thermal Paper, 160g, 9cm*13cm	Sheet	300
	Security Pass	Double-Sided Thermal Paper, 160g, 9cm*13cm	Sheet	900
	Service Staff ID Card	Double-Sided Thermal Paper, 160g, 9cm*13cm	Sheet	3000
	Subtotal	Double-Sided Thermal Paper	Sheet	13200
	Electronic Cards (Visitor Pass, Business Pass, Forum Audience Pass) On-Site Printing	Double-Sided Thermal Paper, 160g, 9cm*13cm	Sheet	25000
	Subtotal	Electronic Cards (Paper IDs that can be printed on-site)	Sheet	25000
	Subtotal	Total Number of Personnel ID Cards	Sheet	42600
	Lanyards	1.5cm, Single-Sided Single-Color Silk Screen	Strips	42600
	Lanyard Holders	20C Thickness Soft Card Holders	Pieces	42600
	VIP Vehicle Pass	Double-Sided Copperplate Paper, 250g, A4		200
	Guest Vehicle Pass	Double-Sided Copperplate Paper, 250g, A4		300
	Secretariat Work Vehicle Pass	Double-Sided Copperplate Paper, 250g, A4		200
	Pass for Transport (Bus)	Double-Sided Copperplate Paper, 250g, A4		200
	Subtotal	Double-Sided Copperplate Paper, 250g, A4	Sheet	900
	logo	Non-Adhesive Sticker, 3.5cm*3.5cm	Pieces	10000

4. During the preparatory period from September 13th to 15th, it is necessary to plan the allocation of handheld devices and personnel at the entrance of each hall in Zone B of the Canton Fair Complex, as required by the purchaser. This plan should provide intelligent verification services for exhibitors entering and exiting during the preparatory period of the exhibition, and conduct data validation for exhibitors involved in preparatory work. An adequate number of artificial intelligence devices, handheld devices, as well as supporting service personnel, technicians, and management staff should be provided. The daily channel allocation for each region on September 13th-15th is as follows: 2 staff members equipped with handheld devices will be stationed at each hall entrance for exhibitor verification, totaling 16 staff members.

5. During the exhibition period, an on-site accreditation center for the 17th China International Small and Medium Enterprises Fair will be set up outside the Pearl River promenade in Zone B of the Canton Fair Complex. Adequate channels will be arranged based on the flow of visitors. Distinct reception areas will be designated for on-site registration, pre-registration, and overseas visitor reception. This arrangement aims to ensure a safe and smooth reception process, emphasizing professionalism, etiquette, and personalized service. During the visitor registration process, accreditation service personnel must strictly adhere to the accreditation process rules and refrain from providing accreditation to individuals who do not meet the accreditation criteria.

6. During the opening period from September 16th to 19th, a plan should be developed in accordance with the purchaser’s requirements. This plan should include the registration process, layout of the on-site accreditation center, and personnel allocation. It should also specify the requirements for configuring visitor registration services and outline the enclosure, inspection, and maintenance of the on-site accreditation center and access control points. The services should include on-site manual accreditation counters, smart gate verification for entry and exit, and data validation of entry and exit documents for on-site accreditation center visitors. Adequate resources, such as computers for manual accreditation counters, smart gate equipment, handheld devices, and the necessary service personnel, technicians, and management staff, should be provided.

Unit (Strips)
		16th	17th	18th	19th
Category	Location	Quantity	Quantity	Quantity	Quantity
Self-service Accreditation Channel	Pearl River Delta (East)	10	10	10	10
	Pearl River Delta (West)	10	10	10	10
	Subtotal	20	20	20	20
	Total	80
Manual Service Channel	Pearl River Delta (East)	4	4	4	4
	Pearl River Delta (West)	4	4	4	4
	Subtotal	8	8	8	8
	Total	32

7. During the exhibition period, provide both manual printing channels and self-service registration channels to accommodate the registration of exhibition attendees. From September 16th to 19th, each area should have a daily configuration as follows: Pearl River Walkway Central Platform - no fewer than 10 self-service registration channels and no fewer than 4 manual service channels; Pearl River Walkway East Platform - no fewer than 10 self-service registration channels and no fewer than 4 manual service channels. This totals no fewer than 28 registration channels, including at least 20 self-service channels and at least 8 manual service channels. Equipment for manual service channels includes laptops, printers, scanners, etc., while equipment for self-service registration channels includes self-service registration machines. Each registration channel should have at least one staff member and be equipped with a computer, printer, scanner, and other related devices.

8. Properly train and manage on-site personnel to ensure a certain level of service quality and prevent low service quality and staff shortages. All staff working at the exhibition site must dress neatly and wear uniform work attire that meets the required dress code and grooming standards. Maintain and manage the registration and access control verification equipment, and provide an adequate number of laptops, handheld scanners, and other access control devices, as well as intelligent gate equipment, to ensure smooth operation during the exhibition. Provide on-site service equipment and logistical supplies such as loudspeakers, walkie-talkies, and pens for filling out forms.

9. Requirements for gate and self-service registration machine equipment: Gate equipment should be capable of reliable and effective passage recognition. Gate equipment should include a module for reading the second-generation Chinese mainland citizen ID cards and should support 1:1 recognition of ID cards and faces within a recognition time of no more than 5 seconds per person. The scanning or card-swiping speed should reach 30 people per minute. Self-service registration machines should support various forms of barcode and QR code recognition, with high-speed scanning capabilities (even when the phone’s brightness is below 10%, it should still be able to scan quickly). All equipment mentioned should have appropriate safety measures, including protection against electrical leakage and electric shock. Equipment modules should be securely fixed, and all connectors should have secure fastening measures. Good grounding measures should be in place to prevent the equipment’s metal casing from carrying electrical charge.

10. According to epidemic prevention requirements, all individuals entering the premises should undergo identity verification (the identity of individuals holding credentials on-site must match the information on the credentials), and a system for tracing all individuals should be in place. A technical service solution to ensure the traceability of individuals entering the premises should be provided. Strictly adhere to the China National Exhibition’s epidemic prevention and control policy and cooperate promptly with related measures as required for epidemic prevention and control. If necessary, provide manual verification services for health information of individuals entering the premises in compliance with epidemic prevention requirements. Ensure thorough cleaning and disinfection of documents, equipment, and the work environment.

11. Store, transport, and distribute relevant materials on-site according to the buyer’s requirements, and ensure that all documents and equipment are securely stored to prevent loss.

12. Reasonably install access control systems at the entrances of each exhibition hall based on the flow of visitors during the exhibition. Be responsible for providing intelligent gate verification services at the exhibition site. Plan the overall exhibition access control service system, and have the capability to provide diverse access control solutions and implementation measures. This includes utilizing intelligent access control, face recognition, information display, video playback technology, etc. Comply with the requirements of the purchaser to handle admission procedures for all types of individuals attending the 17th China National Exhibition accurately, effectively, and efficiently. This includes admission procedures, accurate and effective collection of on-site admission personnel’s document information, and timely and accurate attendance tracking. Provide dedicated systems and equipment for access control management services. Provide detailed introductions of gate equipment with diagrams, flowcharts for on-site audience service, detailed evacuation and emergency plans, project timelines, and dedicated systems and equipment needed for scanning WeChat QR codes, among other requirements. Be responsible for maintaining order during the exhibition for both exhibitors and attendees. This includes verifying tickets for all individuals, not allowing entry for invalid tickets, guiding attendees to the appropriate entry channels based on their tickets, and ensuring that barcode numbers on required documents match access control documents.

Unit (Pieces)
		16th	17th	18th	19th
Access Control Channels	East Platform	8	8	8	8
	Center Platform	8	8	8	8
	12.2 (Front Door)	3	3	3	3
	12.2 (Side Door) Handheld	3	3	3	3
	9.3 (Front Door)	3	3	3	3
	9.3 (Side Door) Handheld	3	3	3	3
	Forum (Mobile) Handheld	6	6	6	6
	Subtotal - Intelligent Mechanical Road Gates	22	22	22	22
	Subtotal - Handheld Devices	12	12	12	12
	Subtotal	34	34	34	34

13. The exhibition will implement an access control plan using a combination of a large enclosure approach and separate gates for specialized exhibitions. During the exhibition period, at least one staff member must be assigned to each access control channel. From September 16 to 19, the daily allocation of access control gates in each area is as follows: 8 channels on the East Platform, 8 Channels on the Center Platform, 3 Channels at the 12.2 Pavilion (front door), and 3 Channels at the 9.3 Pavilion (front door). This totals to a minimum of 22 supporting staff members. The 12.2 Pavilion (side door) and 9.3 Pavilion (side door) will each have at least 3 handheld devices, totaling a minimum of 6, with a minimum of 6 staff members responsible for guiding attendees to enter the corresponding channels based on their documents. Additionally, at least 10 mobile handheld devices and a minimum of 10 mobile staff will be deployed to accommodate any temporary needs for forums or networking events within the exhibition halls.

14. In total, there will be no fewer than 22 intelligent mechanical road gates and at least 12 handheld devices set up at the exhibition venue. These will provide access control and verification services for industry-specific events held within the exhibition halls. Real-time data will be collected, and data analysis of entry information for these events will be provided as needed.

No.	Event Name	Event Time	Location	PDA Quantity	Personnel Arrangement
1	Robot Technology Innovation Exchange Activity	September 16th, 13:30-16:30	10.2 Pavilion, Area E03, Industry Special Event Zone	6	6
2	2021 Greater Bay Area Big Data and AI Innovation Development Conference and Supply-Demand Matchmaking Meeting	September 16th, 13:30-17:00	Hall 8, Canton Fair Complex, Area B	6	6
3	SME Digital Transformation Matchmaking Meeting	September 16th, 14:30-16:30	11.3 Pavilion, Area B04, Industry Special Event Zone	6	6
4	Fashion Fusion: 2021 Textile and Apparel Industry Supply-Demand Matchmaking Meeting	September 16th, 14:00-15:00	11.3 Pavilion, Area E01, Industry Special Event Zone	6	6
5	SME Intelligent Manufacturing Development Forum	September 17th, 9:30-11:30	10.2 Pavilion, Area E03, Industry Special Event Zone	6	6
6	Biopharmaceutical Industry Supply-Demand Matchmaking Meeting	September 17th, 10:30-11:30	11.3 Pavilion, Area B04, Industry Special Event Zone	6	6
7	“Robots Entering Clusters” Service Industry Supply-Demand Matchmaking Activity	September 17th, 13:30-16:30	10.2 Pavilion, Area E03, Industry Special Event Zone	6	6
8	SME Digital Transformation Summit	September 17th, 14:00-17:00	11.3 Pavilion, Area B04, Industry Special Event Zone	6	6
9	Equipment Manufacturing Industry Digital Technology Application Supply-Demand Exchange Matchmaking Activity	September 17th, 14:00-15:30	11.3 Pavilion, Area E01, Industry Special Event Zone	6	6
10	Equipment Manufacturing Enterprise Digital Transformation and Upgrading Case Supply-Demand Exchange Matchmaking Activity	September 17th, 15:30-17:00	11.3 Pavilion, Area E01, Industry Special Event Zone	6	6
11	“Robots Entering Clusters” Logistics Industry Supply-Demand Matchmaking Activity	September 18th, 9:00-12:00	10.2 Pavilion, Area E03, Industry Special Event Zone	6	6
12	SME Digital Transformation Summit	September 18th, 9:00-12:00	11.3 Pavilion, Area B04, Industry Special Event Zone	6	6
13	Food Supply-Demand Matchmaking Meeting	September 18th, 10:00-12:00	11.3 Pavilion, Area E01, Industry Special Event Zone	6	6
14	“Robots Entering Clusters” Electronics Industry Supply-Demand Matchmaking Activity	September 18th, 13:30-16:30	10.2 Pavilion, Area E03, Industry Special Event Zone	6	6
15	Agricultural Products Supply-Demand Matchmaking Meeting	September 18th, 14:30-16:30	11.3 Pavilion, Area E01, Industry Special Event Zone	6	6
16	Fashion Fusion: 2021 Textile and Apparel Industry Supply-Demand Matchmaking Meeting	September 18th, 14:00-15:00	10.2 Pavilion, Area E02, Business Promotion Zone	6	6

15. Manage and count admission personnel by barcode segments, effectively collect and identify the identity data of admission personnel, differentiate between different categories of admission personnel, accurately identify the identity of real-name businesspersons, and organize and statistically analyze the collected information. Provide a report on the arrival rate of preregistered businesspersons; the accuracy should be above 95%.

16. Formulate and submit effective contingency plans to the purchaser by September 10th to address special situations during the exhibition, such as peak entry periods at the China International Small and Medium Enterprises Fair, ensuring that all work continues smoothly until completion.

17. Conduct analysis of the number of visitors, entrance flow, and the composition of admission personnel. Provide daily statistical reports on admission personnel received before 18:00 each day. Provide a comprehensive statistical analysis report after the entire exhibition. Organize and consolidate the visitor database, ensuring seamless integration with existing databases, WeChat, and other data platforms, with an accuracy rate of over 95%. Access information data about exhibition visitors must not be provided to any third party for any reason or in any form.

18. Complete the collection of comprehensive data on exhibitors and attendees at the 17th China International Small and Medium Enterprises Fair, establish an attendee database, provide relevant software, hardware technology, and equipment, and use data from previous attendees for relevant comparisons and comparative analyses.

19. On the basis of databases from previous China International Small and Medium Enterprises Fair for exhibitors and attendees, conduct precise categorization and collection, ensuring the relevance of data from past China International Small and Medium Enterprises Fair’s invited attendees, on-site buyers, and exhibitors. Upgrade and revamp the system using technologies like Big Data, Artificial Intelligence, and Cloud Computing. Declaring organizations should have the capability to fully meet the procurement needs for software, hardware technology, and equipment. Provide an analysis report on exhibitor and attendee retention rates after the exhibition, with an accuracy rate of over 95%.

20. Develop a backend management system with two types of accounts: China International Small and Medium Enterprises Fair administrator and Investment Promotion Organization administrator. China International Small and Medium Enterprises Fair administrators can view, audit, and correct all registration data in real-time (business cards cannot be modified). Investment Promotion Organization administrators can verify the information of registered organization merchants (business cards cannot be modified).

21. Provide maintenance and troubleshooting services for the WeChat registration system, with technical personnel on-site at the exhibition venue during the event. Ensure seamless data integration with the online China International Small and Medium Enterprises Fair registration system.

22. Establish a contingency plan to avoid entry personnel congestion and gatherings during the exhibition. In case of registration system malfunctions during the exhibition, ensure timely crowd control and maintain the integrity of licensee information collection. Promptly resolve system malfunctions.

23. Provide SMS services required for completing the registration process. Professional businesspersons must register their identity information and upload their business cards for identification following the real-name principle. Manual entry is not allowed, and business card images must be saved.

24. Create separate registration QR codes for each organization and generate distinct barcodes for various types of documents, allowing differentiation for entry.

25. Adjust and supplement gate equipment, handheld devices, personnel, etc., as needed based on actual requirements.

III. Rights and Obligations of Party A and Party B

1. Rights and Obligations of Party A

(1)	Party A has the right to demand that Party B completes the agreed-upon work tasks in terms of quality, quantity, and time according to the contract’s standards and deadlines.

(2)	Party A can appoint personnel to monitor the quality of Party B’s work during the contract’s duration and request necessary improvements for non-compliant parts without hindering Party B’s normal work.

(3)	Party A must make payments as per the contract, provide Party A’s exhibition requirements, and share relevant information about the exhibition hall.

(4)	Party A should cooperate and assist Party B in fulfilling the contracted work tasks.

(5)	Party A is responsible for creating a suitable on-site environment for visitor registration.

(6)	Party A should assign a designated person to participate in the pre-event preparations and on-site coordination.

2. Rights and Obligations of Party B

(1)	Obligations: Party B is obligated to complete the contracted work tasks in terms of quality, quantity, and timeliness according to the contract’s standards and deadlines.

(2)	Obligations: Party B must appoint a dedicated person responsible for all aspects of the contracted work, including equipment, labor, materials, scheduling, settlements, maintenance, and acceptance.

(3)	Obligations: Party B is responsible for handling all equipment transportation, installation, setup, maintenance, and related expenses.

(4)	Obligations: Party B is obliged to procure, supply, and manage materials and equipment as required.

(5)	Obligations: Party B should carefully arrange personnel and equipment to ensure service quality, safety, and timely completion of tasks as per the service requirements.

(6)	Obligations: Party B must modify, improve, and maintain the WeChat enrollment system and backend management system according to Party A’s needs.

(7)	Obligations: Party B should create and implement contingency plans to address unforeseen situations during the exhibition.

IV. Payment Methods:

1. After the contract is signed by both Party A and Party B, Party B shall provide Party A with a legal and valid invoice. Within thirty (30) working days, Party A shall make the first payment of RMB [***] (¥[***]) to Party B.

2. Upon completion of the project and successful acceptance by both parties, Party B shall issue a legally valid invoice to Party A. Party A, upon receipt of Party B’s acceptance report and a legal and valid invoice, shall transfer the remaining payment of RMB [***] (¥[***]) to Party B’s designated account before December 31, 2021.

3. This project is executed in a lump-sum manner, and no additional expenses shall be incurred during the contract implementation.

V. Liability for Breach of Contract and Compensation for Damages

1. If Party B’s services do not conform to the provisions of this contract, Party A reserves the right to reject them. In such cases, Party B shall be liable to pay Party A a liquidated damages fee of 5% of the total contract price. If Party B fails to rectify the non-compliant services within the stipulated deadline following Party A’s notification, Party A has the right to terminate this contract.

2. If Party B fails to provide services within the timeframes specified in Articles 2 and 3 of this Contract, Party B shall pay liquidated damages of 10% of the total contract price to Party A on each occasion. In case of three defaults, Party A has the right to terminate the contract. Furthermore, Party A is entitled to seek compensation for any additional losses incurred as a result (including, but not limited to, legal fees, arbitration fees, execution fees, preservation fees, appraisal fees, notary fees, and other associated costs). In such instances, Party A may terminate this contract without the obligation to pay Party B the commissioned work fees.

3. Any other breach of contract matters shall be handled in accordance with the Civil Code of the People’s Republic of China.

VI. Dispute Resolution

In the event of any disputes arising during the execution of this contract, which cannot be resolved through amicable negotiation, either party has the right to submit the dispute to the Guangzhou Arbitration Commission for arbitration. Such arbitration shall be conducted in accordance with the prevailing arbitration rules of the Guangzhou Arbitration Commission at the time of submitting the arbitration application. The arbitration award shall be final and binding on both parties.

VII. Force Majeure

If either party is unable to fulfill this contract due to reasons beyond their control (force majeure), they must promptly notify the other party within one day after the end of the force majeure event. Upon obtaining relevant proof of force majeure from the respective authorities or mutual agreement, the affected party is allowed to either extend the contract performance period or revise the contract terms. Depending on the circumstances, the affected party may be partially or wholly exempt from breach of contract liabilities.

VIII. Taxes

All taxes and fees related to the execution of this contract, whether incurred within or outside the territory of the People’s Republic of China, shall be the responsibility of Party B.

IX. Other

1. All attachments, procurement documents, and quotation documents to this contract are integral and valid parts of the contract, holding the same legal effect as this contract. In case of any inconsistency in the agreement, interpretation and application shall follow the sequence of this contract, contract attachments, procurement documents, and quotation documents.

2. During the execution of this contract, all documents signed and mutually confirmed by both parties (including meeting minutes, supplementary agreements, and correspondence) become valid components of this contract.

3. In case of changes to the address, telephone, or fax number of either party, written notice must be provided to the other party on the same day as the change; otherwise, the party failing to notify shall bear the corresponding responsibility.

4. Without prior written consent from Party A, Party B shall not partially or wholly transfer its obligations under this contract.

5. All notifications, documents, and information exchanged by both parties for the execution of this contract shall be delivered to the contact details provided on the last page. Hand-delivered documents are considered served at the time of delivery, while mailed documents are considered served on the day of actual receipt. If the actual date of delivery exceeds seven days or if the delivery result cannot be verified, it shall be deemed served seven days after the notice is handed over to the mailing or courier service.

6. During the validity of this contract, any changes to the contact information of either party must be communicated to the other party within five days of the change. Failure to provide timely notice will result in notices sent to the aforementioned address being deemed as having been served.

X. Requirements Related to Epidemic Prevention and Control Measures

1. Attendees and participants (including staff members) are required to register on the China International Small and Medium Enterprises Fair website (www.cismef.com) prior to the event. They must submit their identification and health declaration information for registration and complete uniform identity verification and real-name registration. All individuals must collect their China International Small and Medium Enterprises Fair credentials using their personal identification cards, undergo temperature checks, verify their health codes, and complete registration in accordance with epidemic prevention and control requirements before entering the event.

2. Attendees and participants include exhibitors, buyers, staff members, booth personnel, and other categories of individuals (hereinafter referred to as “participants”). Participants from outside Guangdong Province are required to undergo a valid nucleic acid test within 48 hours before leaving their local area, obtain a negative certificate, and complete another nucleic acid test upon entering Guangdong Province. Participants from within Guangdong Province are required to complete a 3-day, 2-test regimen in Guangdong before attending the event. Participants are required to provide a valid negative nucleic acid test certificate within 48 hours of entering the exhibition halls during the event. Participants are required to complete the full COVID-19 vaccination process at least 14 days before the event. Guests and staff attending evening banquets, pavilion tours, opening ceremonies, and summit forums must provide a negative nucleic acid test result from Guangzhou within 24 hours before the event and minimize outdoor activities and gatherings after sample collection.

3. It is recommended that guests, exhibitors, and traders complete the full COVID-19 vaccination process at least 14 days before attending the conference. Staff members involved in conference security are generally required to complete the full COVID-19 vaccination process at least 14 days before the exhibition.

4. Participants should conduct self-health monitoring and declaration before and during the conference to ensure that they are free from symptoms such as fever (temperature ≥37.3°C), cough, fatigue, diarrhea, etc. If any abnormal symptoms occur, they should be reported to the summit promptly, and cooperation with on-site medical staff in investigation and response is expected.

5. Participants should practice personal protective measures during the exhibition. Disposable medical surgical masks must be worn properly throughout the venue (except during speeches and group photo sessions). Maintain a social distance of 1 meter, wash and disinfect hands frequently, and avoid gathering.

6. Participants should cooperate with the collection and registration of real-name information, checking of health codes and travel codes, verification of nucleic acid test results, and declaration of personal health information.

7. The following individuals are not permitted to attend the conference or participate in conference security:

(1) Those currently confirmed as COVID-19 cases, suspected cases, asymptomatic carriers, close contacts, or close contacts of close contacts;

(2) Individuals who have recovered from COVID-19 and have been discharged from the hospital within one month, still within the follow-up and medical observation period;

(3) Individuals under a 14-day centralized isolation and medical observation period or a 7-day home isolation management period after entry;

(4) Individuals with a history of travel to high-risk areas, either domestically or internationally, within 14 days;

(5) Individuals from administrative districts (at the prefecture or municipal level) that are designated as high or medium-risk areas within China within 14 days before the exhibition.

XI. Contract Entry into Force

1. This contract shall enter into force upon the signatures and seals of the legal representatives or their authorized representatives of both parties.

2. The contract is executed in six copies, with Party A holding four copies and Party B holding two copies, all having equal legal effect.

Party A (seal):	Party B (seal):
[Contract Special Seal of China International Small and Medium Enterprises Fair Bureau]	[Contract Special Seal of 3e Network Technology Company Limited]
Representative: Zhao Zhenhua	Representative:
Place of Signing: Guangzhou	Place of Signing: Guangzhou
Signing Date: September 10, 2021	Signing Date: September 10, 2021
Account Name: 3e Network Technology Company Limited
Bank Account Number: [Omitted]
Bank of Deposit: Bank of China, Guangzhou Citic Plaza Sub-branch